LETTERHEAD OF
                           GOLDSTEIN & DIGIOIA, LLP
                             369 Lexington Avenue
                           New York, New York 10017
                            Telephone  212.599.3322
                            Telecopier 212.557.0295

                                          November 24, 1997

First Montauk Financial Corp.
Parkway 109 Office Center
328 Newman Springs Road
Red Bank, New Jersey 07701

            Re:   Rights Offering
                  Registration Statement on Form S-3
                  SEC File No. 333-30135
                  ----------------------

Ladies/Gentlemen:

      We have reviewed Amendment No. 1 to the Registration Statement on Form S-3, filed on November 24, 1997 (File No. 333- 30135)(the "Registration Statement"), under the Securities Act of l933, as amended (the "Act") by First Montauk Financial Corp, a New Jersey corporation (the "Company"). The Registration Statement has been filed for the purpose of registering the securities described therein for offer and sale under the Act. All capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

          This opinion has been rendered with respect to: (i)3,072,779 units (the "Units"), each of which consists of one Class A, one Class B, and one Class C Redeemable Common Stock Purchase Warrant (the "Warrants") and (ii) 9,218,338 shares (the "Shares") of Common Stock, no par value per share, issuable upon exercise of the Warrants which in turn are issuable upon purchase of the Units.

            In connection with the opinions rendered herein, we have examined the Registration Statement, the Certificate of Incorporation as amended of the Company, its By-Laws, and such other documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions contained herein. On the basis of such examination, we are of the opinion that:

          l. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey, with corporate power to conduct the business which it conducts as described in the Registration Statement.

          2.  The Company has an authorized capitalization of


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30,000,000 shares of Common Stock, no par value per share and 5,000,000 shares of Preferred Stock, $.l0 par value per share.

            3. The Units, the Warrants, upon exercise of the Rights and the Shares, upon exercise of the Warrants have been duly authorized and when issued sold and paid for, as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                          Very truly yours,

                                          --------------------------
                                          GOLDSTEIN & DiGIOIA LLP